Exhibit 1

THE AHNS 2009 DESCENDANTS TRUST AGREEMENT

THIS TRUST AGREEMENT, entered into this 29th day of April, 2009, by and between CHANG-HO AHN (hereinafter referred to as the “Grantor”), and JENNY SONG (hereinafter referred to as the “Trustee”).

1.             Family Designation/Trust Property/Grantor’s Intent.

1(a)            Family Designation.  The Grantor is married to INOK AHN (“INOK”) and, at the time of the execution of this Trust Agreement, they have two (2) sons, namely DAVID Y. AHN (“DAVID”) and MICHAEL C. AHN (“MICHAEL”).  Any references herein to the Grantor’s “sons” or "children" shall mean DAVID and MICHAEL.  Any references herein to the Grantor’s "issue" shall mean DAVID, MICHAEL, and their descendants in the first, second or other degree.

1(b)            Trust Property.  For good and valuable consideration, the Grantor hereby transfers and delivers to the Trustee all of his right, title and interest in the property listed in Schedule "A" attached hereto and made a part hereof, hereinafter referred to as the "Trust Estate," for the purposes and subject to the conditions as hereinafter stated for the primary benefit of the Grantor’s descendants.  The Grantor wishes to establish this Trust as part of his estate planning and to provide a vehicle to manage and administer assets for the benefit of the Grantor’s descendants.

1(c)            Grantor’s Intent.  It is the Grantor’s intent in creating this Trust that: (i) all contributions made to the Trust shall be completed gifts for federal transfer tax purposes; (ii) this Trust shall be deemed to be owned by the Grantor during his lifetime for federal income tax purposes; and (iii) for federal estate tax purposes, the Trust assets shall be excluded from the Grantor’s estate and the estates of the Grantor’s descendants.  The provisions of this Trust Agreement shall be read and administered accordingly.  To the extent the applicable provisions of this Trust Agreement are inconsistent with or in conflict with the above intent, the Trust Protector (defined in Paragraph 7 hereof) may amend or restate this Trust Agreement solely for the purpose of ensuring that terms of this Agreement conform and continue to carry out the Grantor’s intentions and purposes as expressed in this Paragraph 1(c).  Said amendment or restatement shall be in writing and signed by the Trust Protector, with copies provided to each of the Grantor (if living), the Trustee, and the adult beneficiaries and to the representative of any minor beneficiaries of the Trust, but without requirement of prior consent of any beneficiary or other person interested herein or order of any court.  The amendment or restatement shall not become effective or binding on the Trustee until the date that is ninety (90) days after the date the Trustee is furnished the amendment or restatement (or a copy thereof) unless the Trustee consents in writing to an earlier effective date.

2.             Administration of Trust Estate – Separate Shares.  The Trust shall be divided into two (2) separate shares, one such share to be created for the benefit of DAVID and his descendants, and one such share to be created for the benefit of MICHAEL and his descendants.  Each such share shall be retained in trust and administered in accordance with the provisions of Paragraph 3.  Contributions into the Trust shall be allocated equally between the two shares, unless the person making the contribution provides to the contrary, in writing, before or at the time the contribution is made to the Trust.

3.             Trusts for Descendants.  The Trust that may be created for the primary benefit of an issue of the Grantor pursuant to the provisions of Paragraph 2 hereof shall be administered for the benefit of said issue and his/her descendants upon the terms and conditions and subject to termination as hereinafter set forth in this Paragraph 3.

3(a)            During Issue’s Lifetime.  The Trustee shall have the power, in the Trustee’s discretion, to pay over from time to time unto or for the benefit of said issue and his/her descendants, from said issue’s separate Trust, so much of the income, and principal to the extent income is insufficient, as shall be advisable or proper for their continued maintenance, health and education; provided, however, in no event shall said issue, as Trustee, use Trust income or principal to discharge the legal obligation of support that said issue may have for any of his/her descendants.  The Independent Trustee (defined in Paragraph 5(a)(3) hereof) shall also have the authority to pay to or apply for the benefit of said issue and his/her descendants, or any of them, so much of the net income, and principal to the extent the income is insufficient, of said issue’s Trust as the Independent Trustee in such Trustee’s sole and absolute discretion shall deem advisable or proper.  Any current income not distributed shall be accumulated annually and thereafter treated as principal.

3(b)            Said Issue’s Death.  Upon said issue’s death, all property comprising his/her separate Trust shall be: (i) retained in trust for the benefit of said issue’s then living issue, per stirpes, subject to the terms and conditions of this Paragraph 3; or (ii) if said issue shall leave no surviving issue, then retained in trust for the benefit of the then living issue, per stirpes, of said deceased issue's parent who is an issue of the Grantor, subject to the terms and conditions of this Paragraph 3; or (iii) if said deceased issue's parent who is an issue of the Grantor has no issue then living, then retained in trust for the benefit of the Grantor’s then living issue, per stirpes, subject to the terms and conditions of this Paragraph 3; or (iv) if the Grantor has no then living issue, then in accordance with the provisions of Paragraph 3(i), to the beneficiaries designated therein who are then living.

3(c)            Priority Given to Current Income Beneficiary.  In determining whether, when and for whom any such payment shall be made, and the amounts thereof, if any, the Trustee is hereby requested to take into consideration the individual needs and best interests of the respective beneficiaries of said issue’s separate Trust, and may make payments to or for any one or more of such beneficiaries without any duty or obligation to make any payments to or for all of them.  In making distributions hereunder and in investing the assets of any Trust hereunder, the Grantor intends that an issue’s separate Trust shall be administered and distributed primarily for the benefit of said issue, even to the point of exhaustion of the Trust, and the interests of said issue’s descendants in such Trust shall be subsidiary to the interests of said issue.  Payments of principal to any of said issue’s descendants during the lifetime of said issue shall not be taken into account in any later division of the principal among said issue’s descendants.  Payments of income and principal hereunder shall be made after consideration of all other sources of money which said issue and his/her descendants may have and are known to the Trustee.

3(d)            Distributions to Encourage Productive Behavior.  Notwithstanding the broad delegation of discretion to the Trustee under this Paragraph 3, the Grantor encourages the Trustee to exercise discretion in a manner that encourages productive behavior, and discourages the lack of productive behavior, on the part of the Trust beneficiaries.  For purposes of this Paragraph 3(d), the Grantor expressly includes within the scope of productive behavior not only engagement in gainful employment (regardless of the level of remuneration), but also meaningful volunteer efforts, time spent in raising children, time spent in caring for sick or elderly relatives, civic and charitable involvement, and other socially productive behavior.  Indeed, the Grantor encourages the Trustee to use the resources of an issue’s separate Trust to support such issue’s engagement in socially productive behavior, particularly if such behavior does not generate significant income for such issue.  The provisions of this Paragraph 3(d) shall be considered a material purpose of any Trust administered pursuant to this Paragraph 3.

3(e)            Assets of Trusts.  The Trustee may use all or any portion of the principal of said issue’s separate Trust hereunder as shall be appropriate, in the Trustee’s sole discretion, to acquire as an asset of said Trust a personal residence for occupancy by a beneficiary of such Trust rent free without any requirement that such property become productive of income.  The Trustee, other than any Trustee who is a beneficiary of said issue’s Trust or who may become a beneficiary of said Trust, may lend all or any portion of the principal of said Trust as shall be appropriate to a Trust beneficiary, provided that such loan is evidenced by a promissory note having such terms and security as the Trustee may determine, and provided further that such terms and security are comparable to those that would be used in any arm’s-length loan between unrelated parties.  The Trustee, in his/her sole discretion, may use all or any portion of the principal of said issue’s separate Trust to acquire as an asset of such Trust an interest in a privately held business or other business or professional opportunity for a beneficiary, provided that any Trustee who owns any interest in such business shall not participate in any such decision and, provided further, such investment does not constitute an act of self-dealing by any Trustee exercising discretion under the provisions of this sentence.  Further, the Trustee may purchase items of tangible personal property for the use of a beneficiary or spouse of a beneficiary (including by way of illustration, but not limitation, jewelry, art, and antiques) even though such assets are not productive of income and may not be productive of capital appreciation, provided that legal title to any such property shall be held by the Trust and not by the beneficiary, and provided further, that such beneficiary and such beneficiary’s spouse shall not commit waste to such property and shall re-deliver possession of such property to the Trustee upon the Trustee’s demand. The portion of said issue’s separate Trust to be used to acquire such real estate or interests in real estate, business and/or professional opportunities, and/or items of tangible personal property shall be within the Trustee’s sole and absolute discretion. The Grantor intends hereby to provide the Trustee flexibility, when exercising discretion, to invest the assets of said issue’s separate Trust in a manner that allows the beneficiaries of said Trust to receive the benefit of the assets of said Trust without receiving a distribution of such assets.  Nonetheless, the Grantor also intends that the Trustee balance (i) any tax benefits that may be achieved through investing the assets of said issue’s separate Trust in a manner that allows the beneficiaries of said Trust to receive the benefits of such assets without having to distribute such assets to the beneficiaries against (ii) the benefits of facilitating the ability of the beneficiaries of said issue’s separate Trust to own certain assets in their own names, or jointly with a spouse or with other joint owners, even to the detriment of tax efficiency and protection from creditors.

3(f)            Limits on Exercise of Discretion by Trustee.  In no event shall any person serving as Trustee of said issue’s separate Trust participate in the exercise of discretion to expend Trust income or principal in a manner that discharges the legal obligation of support that said Trustee may have for any beneficiary of said Trust, nor may any Trustee who is a beneficiary of said Trust exercise discretion to distribute trust assets for any purpose other than the health, support, maintenance and education of a Trust beneficiary.

3(g)            Material Purposes of Trust and Limitations on Power to Modify Trusts.  Obtaining the generation-skipping transfer tax benefits of retaining the assets of said issue’s separate Trust in trust for perpetuity and preserving or increasing the value of such assets in said Trust shall each be a material purpose of said Trust.  It is the Grantor’s intent, in creating said issue’s separate Trust, to shelter the maximum value of the assets of the Grantor’s estates from wealth transfer taxes for perpetuity.  Another material purpose of said issue’s separate Trust is to encourage said issue to be productive.  Accordingly, but subject to the provisions of Paragraph 7(b)(i) hereof, the Trust Protector shall not have the power to modify or terminate any Trust hereunder in a manner that would undermine these tax purposes unless as a result of changes in the estate tax laws or the generation-skipping transfer tax laws, the estate tax savings and the generation-skipping transfer tax savings purposes of these Trusts are no longer applicable, and shall not have the power to modify or terminate such Trust in a manner that would undermine the non-tax purposes of such Trusts.  In any event, in deciding whether or not to terminate said issue’s separate Trust, the Trust Protector shall be mindful of the resulting loss of asset protection.

3(h)            No Estate Tax Inclusion.  The Grantor intends that no portion of the assets of said issue’s separate Trust shall be included in the gross estate of said issue or the estate of any Trustee for federal estate tax purposes unless and until a distribution is actually made to any such person, and then only to the extent of such actual distribution.  To effectuate this intention, and notwithstanding any other provision of this Agreement or rule of law to the contrary, the Grantor directs that all provisions of this Trust Agreement that may appear to conflict with or in any way defeat such intention shall be construed or applied in such manner so as to best accomplish that intention, and all powers, authority and discretion granted to the Trustee hereunder or by law shall be exercisable at all times only in a manner consistent with this intention.  The Trustee of said issue’s separate Trust may modify the terms of the Trust in order to protect the tax savings purposes of said issue’s separate Trust.

3(i)             No Issue Living.  If, at any time during the administration of any Trust under this Paragraph 3, the Grantor has no living issue, then the remaining principal of said Trust Share shall be distributed to the Chang-Ho and Inok Ahn Foundation (or if no such charitable foundation is then in existence, then to a charitable foundation created by the Grantor and/or INOK, or if no such foundation is then in existence, then to a charitable foundation to be created by the Trustee).

4.           Withdrawal Right for Beneficiaries.

4(a)            Withdrawal Rights.  Each of the Grantor’s then living descendants shall have the right and power to appoint to any person, including themselves, a pro-rata portion of the contributions made by any donor to the Trust during any calendar year, but in no event shall a beneficiary’s withdrawal right exceed the annual exclusion amount (or double that if married) allowed under Section 2503(b) of the Code, as reduced by the value of any prior gifts, either direct or indirect, made by such donor during the calendar year to or for the benefit of said beneficiary that qualified as an annual exclusion gift.  This withdrawal right shall apply only to inter vivos contributions made by a donor that are intended to qualify as "annual exclusion" gifts within the meaning of Section 2503(b) of the Code, and shall not apply to: (i) amounts received as a result of an individual's death under a Will or Trust; or (ii) any amounts gifted to the Trust in one year that exceed the donor's available exclusion amount with respect to said beneficiary under Section 2503(b) of the Code.

4(b)            Limitations on Withdrawal Rights.  A beneficiary’s withdrawal power granted under Paragraph 4(a) must be exercised no later than thirty (30) days after the date the beneficiary has been notified by the Trustee of receipt of a contribution.  If the Trust assets are not readily capable of withdrawal at the time that a beneficiary exercises his withdrawal power hereunder, then said beneficiary shall be deemed to own a portion of the Trust assets in an amount equal to the amount subject to withdrawal.  This power shall be non-cumulative and, except as provided below, if not exercised in any calendar year, shall lapse, but only as to that year.  The power herein granted is unqualified and the beneficiaries under this Paragraph 4 shall be answerable to no one for the exercise or non-exercise of this power.

4(c)            Notice Requirements.  A donor of any contribution made to the Trust shall specify to the Trustee, in writing, concurrently with making the aforesaid contribution, whether the power of appointment set forth above may not be exercised, in whole or in part, by one or more of the above named beneficiaries with respect to that contribution.  The Trustee, upon receipt of a contribution subject to the above power of appointment made to the Trust during any calendar year, shall promptly notify in writing the above named beneficiaries of such receipt.  Withdrawals shall be by written direction delivered to the Trustee.  Notices to a beneficiary while he/she is a minor at the time of contribution shall be sent to his/her parent, custodian or guardian, other than the donor of the contribution.

4(d)            Minor Beneficiary.  If a Guardian or Custodian exercises the above power of appointment on behalf of a minor beneficiary, any amounts so withdrawn for the benefit of the minor beneficiary, shall be held under the Uniform Transfers (Gifts) to Minors Act.  The foregoing power shall not be exercisable by a donor as Guardian or Custodian of any minor child or grandchild of the Grantor.

4(e)            Lapse of Withdrawal Power.  Notwithstanding anything in this Trust Agreement to the contrary, a beneficiary’s (or his/her Guardian or Custodian's) unexercised right to withdraw a contribution under Paragraph 4(a) shall lapse to the extent such amount not exercised does not exceed the greater of Five Thousand Dollars ($5,000.00) or Five Percent (5%) of the Trust corpus during that year.  The excess (unlapsed) amount shall continue to be exercisable in future years, subject to the same lapse provisions.

5.             Trustee.

5(a)             Designation.

5(a)(1)           Appointment.  Subject to the provisions of Paragraphs 5(a)(2) and 5(a)(3), the Grantor nominates and appoints his friend, JENNY SONG, of Germantown, Maryland, as Trustee of this Trust (and any other Trust created hereunder).  If JENNY SONG is unable or unwilling to serve at any time as Trustee hereunder, the Grantor nominates and appoints MICHAEL HWANG as Trustee of this Trust (and any other Trust created hereunder).

5(a)(2)           Issue is Trustee at 40.  Notwithstanding anything in Paragraph 5(a)(1) to the contrary, an issue of the Grantor who has attained the age of forty (40) years shall serve as sole Trustee of the Trust administered for the primary benefit of said issue pursuant to the provisions of Paragraph 3 hereof.  If said issue who is the primary beneficiary of said Trust is unable or unwilling to serve at any time as Trustee hereunder, then the provisions of Paragraph 5(a)(1) shall apply.

5(a)(3)           Independent Trustee.  Notwithstanding anything herein to the contrary, with respect to any Trust created hereunder for which there is no Independent Trustee then serving, the Trustee of any Trust created hereunder shall have the authority to name an Independent Trustee for such Trust.  An Independent Trustee shall be any Trustee, whether named in this Trust Agreement or appointed as provided herein (or by law), that qualifies as an Independent Trustee under Section 672(c) and 2041(b)(1)(C)(ii) of the Code.  Such Independent Trustee shall be designated in a written instrument filed with the trust records and signed by the Trustee.  The Trustee, at any time and from time to time, may remove any Independent Trustee and replace (or choose not to replace) such Independent Trustee with a successor Independent Trustee by delivery to the Independent Trustee herein a notice removing the then serving Independent Trustee and, if a successor or substitute Independent Trustee is being appointed by the Trustee, then also naming such successor or substitute Independent Trustee.  Notwithstanding the foregoing, if by the exercise of the power to remove and/or replace an Independent Trustee, the Trustee could be deemed, in the Trustee’s non-fiduciary capacity, to possess a general power of appointment for federal estate or gift tax purposes, the Trustee shall not have such power deemed to constitute a general power of appointment otherwise granted in this Paragraph 5(a)(3).  The Independent Trustee shall serve without bond or surety.

5(b)            Removal and Appointment of Trustee.

5(b)(i)           Grantor.  Notwithstanding anything in this Paragraph 5 to the contrary, the Grantor at any time shall have the power, in his sole and absolute discretion, to remove the Trustee(s) of this Trust (and any Trust created hereunder), with or without cause, and appoint another Trustee(s) to serve in his/her/their place, by giving fifteen (15) days written notice to such removed Trustee(s).  Notwithstanding the preceding sentence, the following persons shall be prohibited from serving as a Trustee: (i) the Grantor; (ii) any person that is related or subordinate to the Grantor, as such terms are defined in Code Section 672(c), except as otherwise provided in Paragraph 5(a)(2); and (iii) any person that is not a “United States Person,” as such term is defined in Code Section 7701(a)(30)(A) if that would cause the Trust to cease being a domestic Trust for federal tax purposes as defined in Code Section 7701(a)(30)(E).

5(b)(ii)           Oldest Adult Beneficiary.  If the Grantor is not then living, or is otherwise unable to so act, the oldest living adult beneficiary of any separate Trust created hereunder who has attained the age of thirty-five (35) years shall have the power, in his/her sole and absolute discretion, to remove the Trustee(s) of said separate Trust, with or without cause, and appoint another Trustee(s) to serve in his/her place, by giving fifteen (15) days written notice to such removed Trustee(s).  Notwithstanding the preceding sentence, the following persons shall be prohibited from serving as a Trustee: (i) the appointing beneficiary; (ii) any person that is related or subordinate to the appointing beneficiary, as such terms are defined in Code Section 672(c); and (iii) any person that is not a “United States Person,” as such term is defined in Code Section 7701(a)(30)(A) if that would cause the Trust to cease being a domestic Trust for federal tax purposes as defined in Code Section 7701(a)(30)(E).

5(c)           Removal and Appointment of Trustee.  If a successor Trustee is not so designated in the manner provided in Paragraph 5(b), then the last remaining Trustee may designate in writing one or more successor Trustee(s) of this Trust (and any Trust created hereunder), or if the last remaining Trustee fails to designate a successor, then the adult beneficiaries, by unanimous vote, may designate in writing one or more successor Trustee(s).  If the adult beneficiaries are unable to agree by unanimous vote on one or more successor Trustee(s) after sixty (60) days, a simple majority of the adult beneficiaries may designate in writing one or more successor institutional Trustee(s).  Notwithstanding the preceding sentence, the following persons shall be prohibited from serving as a Trustee: (i) the Grantor; (ii) the appointing beneficiaries; (iii) any person that is related or subordinate to the appointing beneficiaries, as such terms are defined in Code Section 672(c); and (iv) any person that is not a “United States Person,” as such term is defined in Code Section 7701(a)(30)(A) if that would cause the Trust to cease being a domestic Trust for federal tax purposes as defined in Code Section 7701(a)(30)(E).

5(d)           Resignation of Trustee.  A Trustee may resign by giving thirty (30) days advance written notice to the then living Grantor, or if the Grantor is not living, then to the adult beneficiaries entitled to income at the time of such resignation (or if there is no current adult beneficiary, then the oldest beneficiary who is a descendant of the Grantor) .

5(e)           Powers of Successor Trustees.  Any Successor Trustee appointed hereunder shall have the same powers and duties as are conferred upon and assumed by the Trustee pursuant to this Trust Agreement.

6.             Grantor’s Reserved Powers.  Notwithstanding Paragraph 20 or any other provision of this Agreement or rule of law to the contrary, the Grantor, in his individual capacity (and expressly not in a fiduciary capacity), and without requirement of the prior consent or approval of any Trustee, except as provided in this paragraph, or other fiduciary of this Trust, any beneficiary or any other person interested in this Trust, or any court, reserves to himself (or his agent or attorney-in-fact acting on the Grantor’s behalf under any durable power of attorney if the Grantor is then disabled) the following powers: (i) to reacquire all or any part of the Trust Estate by substituting other property of equivalent value; and (ii) if approved in advance by the Trust Protector, in the Trust Protector’s sole and absolute discretion (provided that the Trust Protector is a non-adverse party within the meaning of Code Section 675), to borrow all or any part of the Trust Estate without adequate interest or security, but not without both, provided that any such borrowing shall only be on terms such that the borrowed funds are equal in value to the Grantor’s promise to repay such loan.  However, the Grantor shall have no right to require that the Trustee transfer to the Grantor any insurance policies or assets related to insurance policies, including any right to borrow against or from such policies, on the life of the Grantor, or any shares of voting stock of any corporation in which the Grantor owns directly or indirectly, including ownership by attribution under Code Section 318, the right to vote stock constituting at least twenty percent (20%) of the total combined voting power of all classes of the said corporation’s stock.  Any exercise by the Grantor of the power of substitution requires the Trustee to be satisfied that the properties acquired and substituted by the Grantor are in fact of equivalent value.  The Trustee shall not honor any exercise of the power of substitution or the power to borrow assets if the Trustee believes that such effectuation would shift benefits among the Trust beneficiaries.  The Grantor further reserves to himself (or his agent or attorney-in-fact acting on the Grantor’s behalf under any durable power of attorney if the Grantor is then disabled) the power at any time, by a writing delivered to the Trustee, irrevocably to disclaim any of the powers reserved to the Grantor under this Paragraph 6.

7.             Trust Protector.

7(a)            Appointment.

7(a)(i)            During Grantor’s Lifetime.  During the Grantor’s lifetime, the Grantor may appoint a Trust Protector; provided, however, and notwithstanding the foregoing, neither the Grantor, the Trustee, any beneficiary of the Trust, or the spouse of any of the foregoing, or any other person related to or subordinate to (as defined in Code Section 672(c)) the Grantor shall be appointed as the Trust Protector.

7(a)(ii)           Upon Grantor’s Death.  After the Grantor’s death, the Trustee of this Trust (and any Trust created hereunder), by majority vote (if applicable), shall have the power to appoint a Trust Protector; provided however, and notwithstanding the foregoing, neither the Trustee, any beneficiary of the Trust, or the spouse of any of the foregoing, or any other person related to or subordinate to (as defined in Code Section 672(c)) the Grantor or any such person(s) entitled to make such appointment hereunder shall be appointed as the Trust Protector.

7(a)(iii)           Any action taken pursuant to this Paragraph 7(a) shall be in writing, sworn to before a notary, and delivered to the Trust Protector so appointed, and shall be effective upon acceptance thereof by execution of an acknowledged, written instrument by the Trust Protector so appointed.  The original of such instrument shall be attached to the original of this Agreement.  Any instrument appointing a successor Trust Protector may specify that it takes effect in the future upon the occurrence of one or more specified events and may state the order of priority if more than one successor Trust Protector is named.  Any such instrument may be executed in one or more counterparts.  Any such appointment may be subsequently revoked by the person originally making such appointment by such person’s executing a written instrument that contains a statement revoking such appointment.  The revocation of appointment will be effective on the date delivered to the person then acting as Trust Protector, provided that any third party dealing with a Trust Protector named herein shall not be bound thereby unless said party has actual knowledge that such appointment has been revoked.  Any appointment of a Trust Protector, where permitted under this Paragraph 7(a), shall not require the prior approval or consent of any beneficiary (expect as expressly authorized herein) or any court.

7(b)           Powers of Trust Protector.

7(b)(i)           Amend Trust Agreement.  The Trust Protector may amend or restate the Trust Agreement in accordance with the provisions of Paragraph 1(c) hereof solely for the purpose of ensuring that terms of this Agreement conform and continue to carry out the Grantor’s intentions and purposes as expressed in Paragraph 1(c) hereof.

7(b)(ii)           Appointment of Institutional Trustee.  The Trust Protector may appoint an institutional Trustee that will have exclusive control over Trust investment decisions.

7(b)(iii)           Change Situs.  Upon the request of any beneficiary hereunder, or upon the Trust Protector’s own determination, the Trust Protector may (from time to time, and potentially exercising said power more than once): (a) change the situs of this Trust (and any Trust created hereunder); (b) change the governing law which applies to the administration of the Trust (and any Trust created hereunder); and (c) change the construction of this Trust Agreement from the governing law of the prior situs to the governing law of the new situs.  Provided, however, any situs or governing law selected hereunder must be a jurisdiction within the United States so that the Trust shall at all times be considered a domestic trust and a U.S. Person for federal income tax purposes under Code Section 7701(a)(30)(E).

7(b)(iv)           Terminate Trust.  Notwithstanding the provisions of Paragraph 14 hereof, and notwithstanding the loss of creditor protection to the beneficiaries of the Trust resulting thereby, the Trust Protector may accelerate the termination of any Trust hereunder if, in the Trust Protector’s discretion, (a) the ongoing cost of administering the Trust renders maintaining the Trust no longer advisable, (b) the Trust Protector, in the Trust Protector’s discretion, determines that a primary purpose of retaining assets in trust would be to obtain certain tax benefits and the tax laws, regulations or interpretation thereof have been modified so that retaining the assets in trust no longer serves such tax purposes, and there are no remaining significant purposes in or benefits of retaining such assets in trust, or (c) changes in the laws or the interpretation of the laws renders continued retention of the assets in trust no longer advisable.  Notwithstanding anything in this Trust Agreement to the contrary, if because of changes in the laws affecting the imposition of estate, generation skipping transfer and/or income taxes, the tax purposes of this Trust shall no longer be necessary or the tax effects of this Trust shall no longer be in the best interests of the beneficiaries, then the Trust Protector may, in the Trust Protector’s discretion, modify the terms of this Trust Agreement to accommodate such changes in the tax laws and/or to accelerate some or all of the distribution of the assets of any Trust, even to the extent of terminating any such Trust.  One factor the Trust Protector may take into consideration in exercising discretion hereunder is the possibility that any such tax may be re-enacted in any form at some later date.  The Trust Protector shall not be liable to any beneficiary or any other person for the exercise or failure to exercise such discretion hereunder.

7(b)(v)           Notwithstanding anything herein to the contrary, in no event may the Trust Protector exercise any powers for the Trust Protector’s own direct or indirect benefit, and/or for the direct or indirect benefit of a member of the Trust Protector’s family, within the meaning of Code Section 267(c), or in favor of any individual to whom the Trust Protector owes a legal obligation of support.

7(c)             Removal/Appointment of Trust Protector.

7(c)(i)           During Grantor’s Lifetime.  Subject to the foregoing, during the Grantor’s lifetime, the Grantor may remove the then serving Trust Protector, with or without cause, and appoint in the Trust Protector’s stead a successor to serve in that capacity; provided, however, and notwithstanding the foregoing, neither the Grantor, the Trustee, any beneficiary of the Trust, or the spouse of any of the foregoing, or any other person related to or subordinate to (as defined in Code Section 672(c)) the Grantor shall be appointed as the Trust Protector.

7(c)(ii)           Upon Grantor’s Death.  After the Grantor’s death, the adult beneficiaries of this Trust (and any Trust created hereunder) and the guardians of any minor beneficiaries of this Trust (and any Trust created hereunder), by majority vote, shall have the right (a) to remove the then serving Trust Protector, with or without cause, and appoint in his stead a successor to serve in that capacity, and (ii) to appoint a successor to serve if none of the above named Trust Protectors shall be able and willing to serve in that capacity; provided however, and notwithstanding the foregoing, neither the Trustee, any beneficiary of the Trust, or the spouse of any of the foregoing, or any other person related to or subordinate to (as defined in Code Section 672(c)) the Grantor or any such person(s) entitled to make such appointment hereunder shall be appointed as the Trust Protector.

7(c)(iii)           Any action taken pursuant to this Paragraph 7(c) shall be in writing, sworn to before a notary, and delivered to the Trust Protector so removed and/or appointed, as the case may be, and in the case of an appointment, shall be effective upon acceptance thereof by execution of an acknowledged, written instrument by the Trust Protector so appointed.  The original of such instrument shall be attached to the original of this Agreement.  Any instrument appointing a successor Trust Protector may specify that it takes effect in the future upon the occurrence of one or more specified events and may state the order of priority if more than one successor Trust Protector is named.  Any such instrument may be executed in one or more counterparts.  Any such appointment may be subsequently revoked by the person originally making such appointment by such person’s executing a written instrument that contains a statement revoking such appointment.  The revocation of appointment will be effective on the date delivered to the person then acting as Trust Protector, provided that any third party dealing with a Trust Protector named herein shall not be bound thereby unless said party has actual knowledge that such appointment has been revoked.  Any appointment of a Trust Protector, where permitted under this Paragraph 7(c), shall not require the prior approval or consent of any beneficiary (expect as expressly authorized herein) or any court.

7(d)            Resignation of Trust Protector.  Any Trust Protector may resign by giving notice in the manner as provided in Paragraph 7(f), and a successor may be appointed in the same manner as if the Trust Protector had been removed.  An individual Trust Protector shall be deemed to be disabled, to have resigned his position, and to have given such notice if the Trustee obtains an opinion signed by two (2) doctors who have examined such individual and who have determined that he/she is no longer capable of carrying out his responsibilities as Trust Protector.

7(e)             Exoneration/Indemnification of Trust Protector.

7(e)(i)           Exoneration.  Except as otherwise provided herein, the Trust Protector shall exercise the powers granted to the Trust Protector under this Agreement at all times as a fiduciary for the general best interests of the Trust beneficiaries.  Other than for bad faith, gross negligence (and ordinary negligence in the case of an institutional Trust Protector) or willful misconduct, the exercise or failure to exercise such powers shall not be subject to challenge in any court by any beneficiary or any other person interested in this Trust (and any Trust created hereunder).  Specifically, the Trust Protector shall not be liable for failing to remove any Trustee unless such Trustee is guilty of gross negligence (and ordinary negligence in the case of an institutional Trust Protector), willful misconduct or a gross violation of his/her fiduciary duties hereunder, and the Trust Protector is, or should have been, aware of such Trustee’s negligence, willful misconduct or gross violation of fiduciary duties.  Moreover, nothing in this Trust Agreement shall be construed to impose on the Trust Protector a duty to review the actions and/or decisions of any Trustee hereunder on a day-to-day basis.  The Trust Protector shall have the same right as the Trustee to rely upon the provisions of Paragraphs 9(a), 9(b), 9(d) and 9(f) hereof, as if each of said sections also referred to the Trust Protector to the extent not otherwise inconsistent or in conflict with this Paragraph 7, and in no event shall the Trust Protector be liable for damages or otherwise to any beneficiary or any other person interested in this Trust (and any Trust created hereunder) for the bona fide or good faith exercise or failure to exercise the powers granted to the Trust Protector under this Agreement.

7(e)(ii)           Indemnification.  The Trust Protector may seek indemnification from the Trust, as appropriate and reasonable, before carrying out the Trust Protector’s duties under the Trust Agreement.  The Grantor directs the Trustee to provide the Trust Protector such indemnification when providing such indemnification is reasonable.

7(f)             Notice.  Any written notice required under this Paragraph 7 shall be considered sufficient if given to the person entitled hereunder to receive such notice at such person’s last known address either by personal delivery, overnight courier, facsimile or other means of written telecommunication, or local mail using certified or registered mail or their equivalent, return receipt requested.  For personal delivery or overnight courier such notice shall be deemed received upon delivery.  For mail sent certified or registered mail, return receipt requested, or by facsimile or other form of telecommunication, such notice shall be deemed received upon sending provided that written confirmation of transmission is obtained.  For mail sent by local mail, or by first class U.S. mail if mailed in the U.S., such notice shall be deemed received after three (3) business days from the date of depositing such notice with the local mail or with the U.S. Postal Service.

7(g)             Miscellaneous.

7(g)(i)           Advisors.  The Trust Protector may: (a) employ and/or retain such advisors and agents, including but not limited to tax counsel or other counsel, as the Trust Protector deems advisable to assist in carrying out his fiduciary responsibilities under this Trust Agreement; (b) fix and pay out of the Trust Estate reasonable compensation for the services of such advisors and/or agents; and (c) obtain payment from the Trust Estate for all of the Trust Protector’s reasonable expenses incurred in the performance of the Trust Protector’s duties hereunder.  Further, the Trust Protector shall be entitled to receive compensation for services rendered in such capacity in accordance with said Trust Protector 's schedule of rates, published from time to time and in effect at the time of the performance of such services.  If no schedule shall be in effect at that time, the Trustee shall be entitled to reasonable compensation for the services rendered.  The Grantor recognizes that such compensation may exceed the compensation for such services in effect from time to time under applicable law.  In addition, any person who, while serving as a Trust Protector hereunder, renders professional services to the Trust shall be entitled to receive from the Trust compensation at those rates charged for professional services rendered by such individual.

7(g)(ii)           Trust Records.  The Trust Protector shall be entitled to access to and copies of all Trust records, documents and accounts, provided at the expense of the Trust Estate, as are reasonably necessary to enable the Trust Protector to carry out his duties hereunder.

7(g)(iii)           More than One Trust Protector.  If there is more than one person acting as the Trust Protector from time to time, such persons shall act jointly and unanimously.

7(g)(iv)           Must be a U.S. Person.  Each Trust Protector shall be a U.S. Person if required in order for the Trust to remain classified as a domestic Trust and a U.S. Person for federal income tax purposes under Code Section 7701(a)(30)(E).

7(g)(v)           References.  Any reference to the Trust Protector shall refer to the Trust Protector serving from time to time.

8.             Situs and Severability.  Except as otherwise provided in Paragraphs 7(b)(iii) and 9(g), this Trust shall be governed and construed in all respects according to the laws of the State of Maryland.  If any provision of this Trust Agreement should be invalid or unenforceable, the remaining provisions thereof shall continue to be fully effective.

9.             Trustee -- Miscellaneous Provisions.

9(a)             Good Faith.  An individual Trustee, while acting in good faith, shall not be liable for any loss or depreciation in the value of any Trust created hereunder, but shall be liable only for loss or depreciation resulting from his/her own willful default or gross negligence.  An institutional Trustee, while acting in good faith, shall not be liable for any loss or depreciation in the value of any Trust, but shall be liable only for loss or depreciation resulting from its own willful default or ordinary or gross negligence.

9(b)             Compensation.  As compensation for the Trustee's services performed hereunder, an individual Trustee shall be entitled to retain fair and reasonable compensation for services rendered; provided, however, a Trustee that is a professional service provider shall be entitled to compensation at the normal rates charged for professional services rendered.  An institutional Trustee shall be entitled to retain compensation for services rendered in accordance with its schedule of rates, including minimum fees and separate compensation for real estate, interests in closely-held businesses, and other special investments, as published from time to time and in effect at the time services are rendered.  The above compensation shall be exclusive of all costs, charges or expenses necessary or proper which may be incurred in the administration of the trust, such as counsel fees, court costs, if litigation arises, and such travel expenses as may be necessary in the Trustee's judgment to properly conserve the interests involved, all of which are hereby authorized when, in the Trustee's judgment, they are deemed necessary.

9(c)             Trust Advisors.  The Trustee is hereby given the right and power to employ or retain advisors, accountants, attorneys, investment counsel, investigators, and other agents and employees; from time to time prescribe the authorities and duties of such advisors, accountants, attorneys, investment counsel, investigators, and other agents and employees, and fix and pay out of the Trust Estate reasonable compensation for their services, and, generally, make, take, or cause to be taken, every action, and may do, or cause to be done, every matter and thing which, in the Trustee's judgment, shall be necessary or advisable in connection with the administration of this Trust.  A Trustee that is a professional may employ any firm with which he/she is affiliated to provide services for any Trust created hereunder.

9(d)             Indemnification.  The Trust shall indemnify the Trustee from and against any and all liabilities, losses, damages and costs which may arise from the Trustee's actions as Trustee of this Trust, except for those liabilities, losses, damages and costs which may arise as a result of the Trustee's bad faith, willful default, gross negligence (and ordinary negligence in the case of an institutional Trustee), and/or reckless or wanton behavior.

9(e)             More than One Trustee.  If more than one Trustee is serving hereunder, any Trustee shall have the power to perform ministerial acts on behalf of the Trust created herein, but the agreement of a majority of the Trustees then serving shall be necessary for the performance of any discretionary acts by the Trustees.  Ministerial acts shall include, by way of illustration but not limitation, the power to sign checks and other negotiable instruments, and other documents.  Discretionary acts shall include, by way of illustration but not limitation, the decision to make distributions of income and principal, decisions as to the form of investments, and the like.

9(f)             Liability of Successor Trustees.  No successor or alternate Trustee shall be liable for any act or omission of his/her predecessor nor shall he/she be obligated to inquire into the validity or propriety of any such act or omission; any such successor shall be entitled to accept as conclusive any accounting and statement of assets furnished to such successor by his/her predecessor.

9(g)            Power to Change Situs.  If no Trust Protector is then serving, the Trustee, in the Trustee’s discretion, may transfer the situs of any Trust created by this Agreement, and/or the location of the property of any Trust, to another jurisdiction, and may direct that the administration of the Trust shall thereafter be governed by the laws of such other jurisdiction.  The Trustee is authorized to take whatever action is necessary or desirable (including the commencement of an appropriate judicial proceeding) in order to effectuate such a transfer of Trust situs or the location of Trust property.  The power conferred on the Trustee under this sub-paragraph shall be a continuing power which may be exercised any number of times for the purpose of effectuating additional transfers of Trust situs and/or the location of Trust property.  The determination of the Trustee to transfer (or not to transfer) the situs of the Trust and/or the location of Trust property shall be conclusive and binding on all persons interested in the affected Trust or Trust property.

9(h)             Waiver of Court Accountings.  To the extent allowable under applicable law, the Trustee shall be excused from the duty to render to any court annual or other periodic accounts, whether required by statute or otherwise.  The Trustee shall take such action for the settlement or approval of her accounts at such time and before such courts or without court proceedings as she shall in her discretion determine.

9(i)              Accounting by Trustee.  The Trustee shall make an annual accounting of the Trust to the current income beneficiaries (or their guardians) showing the receipts, disbursements, and distributions since the last accounting, and the status of the principal and any undistributed income on hand at the date of accounting. Giving the beneficiaries copies of the monthly account statements of the Trust shall be sufficient to satisfy the accounting requirement under the previous sentence.  The approval of any account by a beneficiary or his guardian shall be final and binding on all persons as to the matters and transactions shown in that account.  Notwithstanding the foregoing, the Trustee may at any time apply for a judicial settlement of accounts.

9(j)              Environmental Issues.  The Trustee is authorized to deal with matters involving the actual or threatened contamination of property held in the Trust Estate hereunder (including any interests in sole proprietorships, partnerships, corporations or other entities and any assets owned by such business enterprises) by any Hazardous Substance (as defined herein), or involving compliance with Environmental Laws (as defined herein).  When used herein, the term "Hazardous Substance" shall mean any substance defined as hazardous or toxic or otherwise regulated by any federal, state or local law, rules or regulations relating to the protection of the environment or human health ("Environmental Laws").  In particular (but not in limitation of the generality of the foregoing), the Trustee is empowered:  (i) to inspect and monitor the property of the Trust Estate hereunder periodically (for example, to obtain tests, reports or audits), as may be deemed necessary, to determine compliance with any Environmental Laws affecting such property, and all expenses of such inspection and monitoring shall be paid from the income or principal of the Trust Estate; (ii) to respond, or take any other action necessary or appropriate to prevent, abate or "clean up," as may be deemed necessary, prior to or after the initiation of any enforcement action by any governmental or regulatory body, to any actual or threatened violation of any Environmental Laws affecting any such property, and the cost of such response or action shall be paid from income or principal of the estate; (iii) to settle or compromise at any time any claim against the Trust Estate hereunder related to any such matter asserted by any governmental body or private party; (iv) to disclaim any power set forth in this Trust Agreement which the Trustee determines may cause such fiduciary to incur personal liability as a result of any such matter; (v) to decline to serve as Trustee hereunder or, having undertaken to serve, resign at any time the Trustee reasonably believes there is or may be a conflict of interest between the Trustee, as a fiduciary and as an individual, by virtue of potential claims or liabilities which are or might be asserted against this Trust (or any Trust created hereunder) because of the type or condition of any property in this Trust (or any Trust created hereunder).  Except for bad faith, willful misconduct or gross negligence, the Trustee shall not be personally liable to any beneficiary or other party interested in this Trust (or any Trust created hereunder), or to any third parties, for any claim against this Trust (or any Trust created hereunder) for the diminution in value of such property resulting from such matters, including any reporting of or response to (1) the contamination of such property by any Hazardous Substance, or (2) violations of any Environmental Laws related to this Trust (or any Trust created hereunder).

9(k)             Reimbursing Grantor for Income Taxes.  The Trustee, in her discretion, may (but are not required to) reimburse the Grantor for all or any portion of the Grantor’s income tax liability that is attributable to the income of this Trust (and any Trust created hereunder).  Provided, however, and notwithstanding anything herein to the contrary, in no event shall a Trustee that is a related or subordinate party (within the meaning of Code Section 672(c)) to the Grantor participate in any decisions under this Paragraph 9(k).  A Trustee that is a related or subordinate party (within the meaning of Code Section 672(c)) to the Grantor may appoint an unrelated party as Trustee for the sole purpose of making decisions under this Paragraph 9(k).

9(l)              Bond.  Neither the Trustee nor any Successor Trustee shall be required to give any bond or other security.

10.           Principal and Income.

10(a)           Dividends received by the Trustee shall be treated as follows:

10(a)(1)          Regular or ordinary dividends payable in cash, stock, bonds, or other property (including those so-called wasting asset corporations) shall be income regardless of whether or not such dividends represent either wholly or in part assets of the declaring corporations other than earnings.

10(a)(2)          Extraordinary dividends payable in the stock of the corporation declaring the dividend shall be principal.

10(a)(3)          All other extraordinary dividends payable in cash, bonds, or other property of the declaring corporation (or in stock, bonds, or other property of a non-declaring corporation) to the extent they represent or are charged against earnings of the declaring corporation, regardless of when earned, shall be income.

The Trustee shall have discretion to resolve any doubts concerning the application of the above paragraph, or the allocation of any property between principal and income the receipt for which no express provision is made in this Trust, and her decision shall be binding upon all interested parties.

10(b)           If at any time during the term of this Trust any property constituting principal is sold, redeemed or otherwise disposed of, the proceeds from said sale, redemption, or other disposition, whether at a profit or a loss, including mortgages and real estate no matter how acquired, shall be dealt with as principal, and in no event are the proceeds derived therefrom to be considered income.

10(c)           In the case of real estate investments, for which distributions are frequently calculated in accordance with "cash flow" accounting principles, as opposed to strict "income" accounting principles, any such distributions received by the Trustee for the benefit of the beneficiaries, which were calculated in accordance with said "cash flow" accounting principles shall be considered income for the purposes of the dispositive provisions of this Trust and shall be distributed to the beneficiaries accordingly.

11.           Limitation on Powers.  Notwithstanding anything herein contained to the contrary, no powers enumerated herein or accorded to trustees generally pursuant to law shall be construed to enable the parties named herein as a Grantor or Trustee, or either of them, or any other person, to purchase, exchange, or otherwise deal with or dispose of the principal or income of the Trust created hereunder for less than an adequate or full consideration in money or monies' worth, or to enable the Grantor or Trustee to borrow the principal or income of the Trust, directly or indirectly, without adequate interest or security.  Except as otherwise provided in Paragraph 6 hereof, no person, other than the Trustee, in that capacity, shall have or exercise the power to vote (except as proxy) or direct the voting of any stock or securities of the Trust, to control the investments of the Trust either by directing investments or reinvestments, or by vetoing proposed investments or reinvestments, or to reacquire or exchange any property of the Trust by substituting other property of an equivalent value.

12.           Expenses of Trust.  With regard to any necessary and proper charges and expenses in connection with the Trust Estate but notwithstanding any statute or rule of law for distinguishing income from principal, the Trustee shall have the power, in her discretion: (1) to deduct, retain, expend, and pay out of any money belonging to the Trust Estate any such charges and expenses, including, without being limited to taxes, insurance premiums, any expense of making and changing investments, attorneys' fees, repairs or improvements, legal assessments, debts, claims or charges which at any time may be due and owing by, or exist against, the Trust Estate; (2) to determine the apportionment of any such charges and expenses between principal and income; (3) to determine whether to make any provision for depreciation in respect of any tangible property; and (4) if the charges and expenses of any period apportioned to income exceed the income of such period, to charge such excess against the earliest net income of the Trust Estate thereafter realized.

13.           Additional Property.  The Grantor reserves the right to himself or to any other person at any time, by deed, will, Trust or beneficiary designation, to add to the principal of the Trust created herein.  The Trustee is empowered to receive additions to the Trust hereunder by deed, gift, Will, Trust or beneficiary designation, or otherwise, and to hold the same under the provisions hereof.

14.           Spendthrift Provision.  No beneficiary shall have any right to alienate, encumber, or hypothecate his/her interest in the principal or income of the Trust Estate in any manner, nor shall such interest of any beneficiary be subject to claims of his/her creditors or liable to attachment, execution or other process of law.  This spendthrift provision is a material provision of this Trust (and any Trust created hereunder).

15.           Trustee's Powers.  To the extent not inconsistent with Paragraph 6 hereof, the Trustee shall have the following powers with regard to this Trust, in addition to any other powers granted by law and those set forth in Paragraph 11, all of which shall be exercised in a fiduciary capacity in the interest of the beneficiaries of the Trust:

15(a)           The Trustee may hold, manage, sell, invest, reinvest, encumber or otherwise dispose of the Trust Estate, and to commingle the property in this Trust with the property of any other similar trust created for the benefit of the beneficiaries, for the purpose of facilitating investment or management of the combined Trust Estate.

15(b)           The Trustee, without regard to diversification and without regard or effect to any restriction or requirement of the laws of any jurisdiction on the kind or type of obligations in which trust funds may be invested, may retain indefinitely any investments and to invest and reinvest the Trust Estate in any stocks, shares and obligations of corporations, of unincorporated associations, of trusts and of investment companies; in a common trust fund in any bonds, debentures and obligations secured by deeds of trust or mortgages; in any real or personal property; and in life insurance policies, real estate ventures or other business undertakings, notwithstanding the fact that any or all the investments made or retained are of a character or size which but for this express authority would not be considered proper for a Trustee.  All of the foregoing transactions may be made by the Trustee without prior notice to the beneficiaries.

15(c)           The Trustee may sell, exchange, lease or make contracts concerning any real or personal property for any purpose and, if deemed advisable, for terms extending beyond the duration of the Trust, to create restrictions and easements affecting such property and to execute deeds, transfers, leases, options and other instruments of any kind.

15(d)           The Trustee may compromise any claim existing in favor of or made against the Trust or any property comprising the Trust Estate.

15(e)           The Trustee may vote in person or by proxy any stock or securities held in the Trust Estate and to participate in reorganizations and other transactions involving the common interest of security holders.

15(f)           The Trustee may borrow money in order to pay taxes, or to exercise subscription rights and options, or to pay assessments, or to refinance mortgages, or to accomplish any other purpose in the administration and management of the Trust, and to give security if required for any such loans, and the lender or lenders shall not be required to see to the proper application of such borrowed money.

15(g)          The Trustee may hold bonds, shares or other securities in bearer form, or in the name of the Trustee or in the name of a nominee, without indication of any fiduciary capacity; to deposit cash in a checking or savings account in a bank, without indication of any fiduciary capacity.

15(h)          The Trustee may improve or develop real estate; to construct, alter, or repair buildings or structures on real estate; to settle boundary lines and easements and other rights with respect to real estate; to partition and to join with co-owners and others in dealing with real estate in any way.

15(i)           The Trustee may purchase assets from the Grantor (or a revocable Trust established by the Grantor).  The Trustee may borrow money for such purchase and may pledge all or part of the Trust Estate to secure such borrowing, without incurring any personal liability therefor.

15(j)           To the extent allowable under applicable law, the Trustee may determine any questions which may arise as to what constitutes principal or income.

16.           Merger.  If the Grantor creates another Trust(s), whether by Will or by agreement, the provisions of which are substantially the same as those of the Trust or Trust shares created hereunder, the Trustee in her discretion may, after the Grantor's death, merge such other Trust(s) into this Trust, such other Trust(s) thereafter to be held, administered and distributed as a part of this Trust.  Provided, however, if any such merger shall cause inclusion of any portion of the Trust created hereunder to be included in the Grantor's gross estate for federal estate tax purposes, the Trustee shall not merge any other Trust into this Trust.  In determining whether the provisions of such Trust(s) are substantially the same as those of the Trust(s) created hereunder, the Trustee's discretion shall be conclusive and shall not be subject to judicial review.  It is expressly provided, however, that in the event of such a merger of Trusts, no part of the within Trust estate (including principal and undistributed income) shall be used for the payment of any taxes, debts, legacies, expenses of administration or other obligations enforceable against the Grantor or his estate, it being the Grantor’s intent that none of the property comprising the within Trust estate shall be includible in his gross estate for federal or state estate or inheritance tax purposes.

17.           Rule Against Perpetuities.  To the fullest extent permitted by law, the Rule Against Perpetuities (or any similar rule of law) shall not apply to any Trust or interest created or otherwise arising under this Trust Agreement.  If for any reason the immediately preceding sentence is ineffective and the creation of any interest herein in any person shall violate the Rule Against Perpetuities or any other similar rule of law, then the vesting of the interest of that person shall be accelerated and shall be deemed to occur within the latest time as will not violate the Rule Against Perpetuities or any other similar rule of law.  The Grantor hereby intends, and this Trust Agreement shall be liberally construed to effect this intent, and notwithstanding any other provision in this Trust Agreement to the contrary, that the Trustee of this Trust and any Trust hereunder shall have the full power to sell, lease or mortgage any part of any trust interest created herein for any period of time which may extend beyond the period that is required for an interest created under this Trust Agreement to vest so as to be good under the Rule Against Perpetuities if such rule applied to any Trust or interest created under this Trust Agreement as if the first sentence of this Paragraph 17 provided otherwise.

18.           QSST Election.  Notwithstanding anything in this Trust Agreement to the contrary, if a Trust administered under Paragraph 2 hereof shall consist, in whole or in part, of shares of stock of an S Corporation, and if said Trust is not otherwise an eligible S Corporation stockholder, then said shares of stock shall be administered as a separate Qualified Subchapter S Trust ("QSST Trust") for the applicable beneficiary’s benefit within the meaning of Section 1361(d)(3) of the Code.  Said Trust shall be administered in accordance with the terms and conditions of Paragraph 2, except to the extent that said provisions are inconsistent with or in conflict with Code Section 1361(d)(3) and the Treasury regulations thereunder.  In such situation, (i) the provisions of Code Section 1361(d)(3) and regulations thereunder shall be deemed to override and supersede the applicable provisions of this Trust Agreement; (ii) the provisions of Code Section 1361(d)(3) and regulations thereunder shall be incorporated into this Agreement by reference and shall be deemed to have the same effect they would have had if they had been expressly set forth in the applicable provisions of this Trust Agreement; and (iii) the Trustee may amend and restate the applicable provisions of this Trust Agreement in accordance with those provisions.  The Grantor directs the Trustee to assist the income beneficiary of such QSST Trust to make the necessary election for the applicable Trust to be treated and maintained as a Qualified Subchapter S Trust.

19.            Restrictions on Powers of Trustee and Trust Protector.  Notwithstanding any provision herein to the contrary, the Grantor shall have no power or authority to participate in (i) the exercise, or decision not to exercise, any discretion over payments, distributions, applications, uses or accumulations of income or principal to or for the benefit of a beneficiary; (ii) the exercise or decision not to exercise any power conferred on the Trustee under Paragraph 15(i) hereof; (iii) any decision about whether or not to change the situs of the Trust; (iv) the exercise or decision not to exercise any power to disclaim any property or power; (v) the exercise of any power which would be deemed a general power of appointment described in Section 2041 or 2514 of the Code; (v) the exercise of any power described in Section 2036(a) (2), 2036(b), 2038 or 2042 of the Code; or (vi) any decision about whether, and in what manner, to amend this Trust Agreement to the extent such amendment relates to any of the foregoing matters.  Except as otherwise provided in Paragraph 5(a) hereof, neither the Grantor nor any person related or subordinate to the Grantor within the meaning of Section 672(c) of the Code shall be eligible to become a Trustee or Trust Protector hereunder.  No Trustee or Trust Protector shall participate in the exercise of any discretion (including, but without limitation, any discretion which would constitute an “incident of ownership” within the meaning of Section 2042(2) of the Code) with respect to any insurance policy on his/her life held hereunder.  In each case, the determination of the remaining Trustee(s), or any other Trust Protector (as applicable) then serving shall be final and binding upon the beneficiaries of such Trust. In addition, no individual shall serve as Trustee of any Trust which holds property with respect to which such individual has made a qualified disclaimer within the meaning of Section 2518 of the Code.

20.           Irrevocability.  Subject to the provisions of Paragraph 1(c) hereof, and except as may otherwise be provided herein, the Trust (and any Trust created hereunder) shall be irrevocable.  The Grantor hereby expressly acknowledges that he shall have no right or power, whether alone or in conjunction with others, and in whatever capacity, to alter, amend, revoke, or terminate the Trust, or any of the terms of this Trust Agreement, in whole or in part, or to designate the persons who shall possess or enjoy the Trust Estate, or income therefrom.  By this instrument the Grantor intends to and does relinquish absolutely and forever all possession or enjoyment, or right to income from the Trust Estate, whether directly, indirectly, or constructively, and every interest of any nature, present or future, in the Trust Estate.

21.           Definitions, Construction.  The masculine shall be read in the feminine (and vice versa) and the singular shall be read in the plural (and vice versa) whenever the context of this Trust shall plainly so require.

Any reference to the "Trustee" shall be deemed to include not only the Trustee first named but also any substitute or successor at any time serving hereunder.

Whenever distribution is to be made to designated "issue" on a per stirpes and not per capita basis, the property shall be distributed to the persons and in the proportions that personal property of the named ancestor would be distributed under the laws of the State of Maryland in force at the time stipulated for distribution, as if the named ancestor had died intestate at such time, domiciled in the State of Maryland, not married and survived only by such issue.  In determining the meaning of the words "children" and "issue" for the purpose of this Trust, adopted children and afterborn children of any person, including the Grantor, shall be treated as though they were natural born children of that person.  For the purposes of this Trust, afterborn children shall include a child in gestation.

This Trust Agreement may be executed in one or more counterparts each of which shall be deemed a duplicate original, but all of which together shall constitute one and the same instrument, as long as it is signed by all of the parties.

Any reference in this Trust to sections of the "Code" are to sections of the Internal Revenue Code, as amended from time to time.  All references to a particular section of the Code shall be deemed to refer as well to any comparable provisions of subsequent federal tax laws.

The Grantor specifically acknowledges that this Trust Agreement contains exculpatory and indemnification clauses intended to limit a Trustee’s liability.  Except as otherwise specifically provided, any Trustee is held harmless for all actions, inactions, decisions, and votes made in his/her capacity as Trustee of the Trust Agreement except for his/her own willful default or gross negligence (and in the case of an institutional Trustee, ordinary negligence).  The Grantor agrees with such provisions of this Trust Agreement.

IN WITNESS WHEREOF, the parties hereto have set their respective hands and seals as of the date first hereinabove mentioned.

/s/ Chang-Ho Ahn	(SEAL)
CHANG-HO AHN, Grantor

/s/ Jenny Song	(SEAL)
JENNY SONG, Trustee

SCHEDULE A

400,000 shares of stock in Rexahn Pharmaceuticals, Inc.

This schedule is included only for the convenience of the Trustee and the beneficiaries, and any failure to list Trust assets on this schedule shall not affect the Trust's ownership of those assets.